UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

IPOWER INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

On May 28, 2025, iPower Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) for the 2025 Annual Meeting of Stockholders scheduled to be held virtually on June 23, 2025 at 10:00 a.m. (ET) at www.virtualshareholdermeeting.com/IPW2025. This document is a supplement to the Proxy Statement (the “Supplement”) and is being filed for purposes of adding an additional proposal, Proposal No. 5, to the matters to be voted on at the 2025 Annual Meeting of Stockholders. This Supplement in no way invalidates the Proxy Statement, which was previously mailed to all stockholders on or about May 28, 2025.

Therefore, this Supplement to the Proxy Statement is being filed herewith to add Proposal No. 5, the election of an additional director, Ms. Yi Yang. Ms. Yang was appointed to the Company’s board of directors effective June 6, 2025. We have updated the description of the board throughout Proposal No. 1 to include Ms. Yang’s biographical information, but have added in an additional Proposal No. 5 on the proxy card to allow for ease of voting and so as not to disrupt votes already cast.

As our Annual Meeting is scheduled for June 23, 2025, we encourage you to follow the instructions on your proxy cards and vote by telephone or online to ensure your vote is timely received. If you voted already, your previous vote is still valid. However, Proposal No. 5 has now been added to the proxy card and we ask that you also vote on the new Proposal No. 5. Your vote is important to us and we encourage you to cast your vote on all matters described in this Amendment to the Proxy Statement. We are thankful to our stockholders and encourage everyone to vote on this additional matter.

IPOWER INC.

8798 9th Street

Rancho Cucamonga, CA 91730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 23, 2025

TO THE STOCKHOLDER OF IPOWER INC.:

The Annual Meeting of the stockholders of iPower Inc., a Nevada corporation (“Company”), will be held on June 23, 2025, at 10:00 a.m. (ET), and will be accessible virtually at www.virtualshareholdermeeting.com/IPW2025, for the following purposes:

1.	To elect four (4) directors;

2.	To the ratify appointment of Guangdong Prouden CPAs GP as the Company’s independent accountants for the fiscal year ending June 30, 2025;

3.	To conduct an advisory vote approving executive compensation;

4.	To approve an amendment to our Sixth Amended and Restated Articles of Incorporation (the “Articles of Incorporation” or “Charter”) to effect, at the discretion of our board of directors, a reverse stock split of our common stock at a stock split ratio between 1-for-2 and 1-for-200, with the ultimate ratio to be determined by the board of directors in its sole discretion (the “Reverse Stock Split”), which may be implemented on or more occasions, when and as needed, to allow the Company to maintain Nasdaq compliance, with the exact ratio or ratios to be determined by the board of directors of the Company at its discretion;

5.	To elect one director, Ms. Yi Yang, to the board of directors; and

6.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment thereof.

A proxy statement providing information and a form of proxy to vote with respect to the foregoing matters accompany this notice.

By Order of the Board of Directors,

/s/ Chenlong Tan
Chenlong Tan
Chief Executive Officer

Dated: June 10, 2025

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed return envelope or follow the instructions contained in the Proxy Materials to vote on the Internet or by telephone. If you grant a proxy, you may revoke it at any time prior to the Annual Meeting and will still have the opportunity to vote in person at the Annual Meeting.

PLEASE NOTE: If your shares are held in street name, your broker, bank, custodian or other nominee holder cannot vote your shares in the election of directors unless you direct the nominee holder how to vote by marking your proxy card.

iPower Inc.

8798 9th Street

Rancho Cucamonga, CA 91730

PROXY STATEMENT

for the

Annual Meeting of Stockholders

to be held on June 23, 2025

PROXY SOLICITATION

The Company is soliciting proxies on behalf of the board of directors in connection with the Company’s annual meeting of stockholders on June 23, 2025, and at any adjournment thereof. The Company will bear the entire cost of preparing, assembling, printing and mailing this Supplement to the Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to stockholders. Broadridge Financial Solutions, Inc. has been engaged to solicit proxies and distribute materials to brokers, banks, custodians, and other nominee holders for forwarding to beneficial owners of the Company’s stock, and the Company will pay Broadridge Financial Solutions, Inc. for these services and reimburse certain of its expenses. In addition, the Company will reimburse nominee holders their forwarding costs. Proxies also may be solicited through the mail or direct communication with certain stockholders or their representatives by Company officers, directors or employees, who will receive no additional compensation for their efforts.

On or about June 10, 2025, the Company will mail to all stockholders of record, as of May 16, 2025 (the “Record Date”), a copy of this Supplement to the Proxy Statement and the proxy card. The Company’s Annual Report was previously mailed to all stockholders with the original Proxy Statement mailing dated May 16, 2025.

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PROPOSAL NO. 1 (Election of Four Directors)

PROPOSAL NO. 5 (Election of Ms. Yi Yang)

ELECTION OF DIRECTORS

Nominees to the Board of Directors

All of our directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our board of directors and serve at the discretion of the board of directors subject to applicable employment agreements. The following table sets forth information relating to our executive officers and members of our board of directors. While the biographical information for all of our directors is contained herein, on the proxy card, Proposal No. 1 is a vote for four directors, and Proposal No. 5 is a vote for our newly appointed director, Ms. Yi Yang, only.

Name	Age	Position
Chenlong Tan	42	Chairman, CEO, President, and Director
Bennet Tchaikovsky	55	Independent Director
Hanxi Li	38	Independent Director
Yue Guo	38	Independent Director
Yi Yang	39	Director

Chenlong Tan. Mr. Tan cofounded our Company in 2018 and is the Chairman, Chief Executive Officer and President. He has held the position of Chief Executive Officer since April 2018 and assumed the positions of Chairman, President and Interim Chief Financial Officer in January 2020. Mr. Tan held the position of Interim Chief Financial Officer until January 2021. From 2010 until 2018, Mr. Tan was the cofounder, Chief Executive Officer and Chief Information Officer at our predecessor, BizRight LLC, where he built the business from the ground up to achieve $20 million in sales through data driven development. From 2002 until 2010, Mr. Tan served as a Solution Architect and Senior Software Engineer at various companies, where he took a lead role, managing consultants, business architects and project managers, in working with healthcare companies in completing scoping requirements, solution gathering and project management, among other things. Mr. Tan received his B.Sc. at the University of Auckland in New Zealand, where he graduated with honors.

Bennet Tchaikovsky. Mr. Tchaikovsky serves as a member of our board of directors, a position he has held since May 2021, following completion of our initial public offering, and serves as chair of the audit committee. Since August 2014, Mr. Tchaikovsky has been a full-time professor at Irvine Valley College. From January 2022 to June 2024, Mr. Tchaikovsky served as a part-time accounting instructor at California State University, Fullerton. From January 2020 through December 2021, Mr. Tchaikovsky served as a member of the board of directors for Oriental Culture Holding Group, Ltd. (Nasdaq: OCG). From February 2021 through July 2022, Mr. Tchaikovsky served as a member of the board of directors for Industrial Human Capital, Inc. (NYSE: AXH). From September 2020 through December 2021, Mr. Tchaikovsky served as a part-time accounting instructor at Long Beach City College. From August 2018 to May 2019, Mr. Tchaikovsky was a part-time instructor at Chapman University. From November 2013 to August 2019, Mr. Tchaikovsky served as a board member and chairman of the audit committee of Ener-Core, Inc. (OTCMKTS: ENCR). From August 2013 to May 2014, Mr. Tchaikovsky was a part-time faculty member of Irvine Valley College and a part-time faculty member of Pasadena City College. Mr. Tchaikovsky has served as a director on the board of directors of China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) from August 2011 to January 2013 and as its chief financial officer from September 2009 to July 2011. From April 2010 to August 2013, Mr. Tchaikovsky served as chief financial officer of VLOV, Inc. From May 2008 to April 2010, Mr. Tchaikovsky served as chief financial officer of Skystar Bio-Pharmaceutical Company. From March 2008 to November 2009, Mr. Tchaikovsky served as a director on the board of directors of Ever-Glory International Group (Nasdaq: EVK), where he served as chairman of the audit committee and was a member of the compensation committee. From December 2008 through November 2009, Mr. Tchaikovsky served as a director of Sino Clean Energy, Inc. Mr. Tchaikovsky received his Juris Doctorate degree from Southwestern Law School in December 1996 and his Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara in August 1991. Mr. Tchaikovsky is an actively licensed Certified Public Accountant in California and is an actively licensed member of the California State Bar. We believe that Mr. Tchaikovsky’s extensive experience in accounting and business will benefit the Company’s business and operations and make him a valuable member of the board of directors and its committees.

Hanxi Li. Ms. Li was appointed to serve as a director on our board of directors on December 23, 2021 and serves as chair of our compensation committee. Ms. Li has more than a decade of marketing experience working with Fortune 50 companies and international conferences. Since 2019, Ms. Li has served as Vice President of Marketing for Elegantz Productions LLC. In this role, she executed branding and marketing campaigns targeting the United States region for Sequoia Capital and Xiaomi. She also formed a long-term partnership with ByteDance Ltd. and Ciwen Media. From 2017 to 2018, she was the marketing director of the Company’s predecessor, Bizright LLC, where she was in charge of the company’s branding and marketing strategies, including the expansion of the company’s social media marketing. From 2013 to 2016, Ms. Li was a partner at a private video studio where she worked with top companies across industries, including Bluefocus, and executed a performance project in the China National Olympic Park. From 2011 to 2014, as publicity supervisor for the China National Convention Center, Ms. Li led efforts for branding and media channels for national and international meetings. Her long track record as a successful marketing leader makes her ideally suited to serving as a member of our board of directors.

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Yue Guo. Ms. Guo was appointed to serve as a director on our board of directors on May 8, 2025. Ms. Guo is a seasoned technology and developer marketing expert with 14 years of experience in the IT and internet industry, specializing in community building, product management, and strategic content operations. Currently a Senior Developer Marketing Manager at Amazon Web Services (AWS) China since May 2021, Ms. Guo has successfully led the establishment of the China Developer Center, achieving 1.2 million annual engagements and onboarding 30,000 new developers within the first year. Before AWS, Ms. Guo was the Head of Developer Market at JD Cloud Technology, from October 2018 to May 2021, where they scaled a developer community to 10 million annual users, generated over 1,000 technical content pieces annually, and established key partnerships with universities and tech foundations. At Baidu, Ms. Guo led the Apollo developer community, building the world’s largest autonomous driving community with over 100,000 developers and launching a globally recognized autonomous driving curriculum in partnership with top universities. A recognized leader in the tech community, Ms. Guo has been an advisory member at OpenSourceCommunity and an expert committee member at the China Open Source Promotion Union (COPU). They are also a member of the China Computer Federation (CCF) Programmer Culture Committee and have represented AWS China in the LF AI & Data community. Ms. Guo’s core strengths include product strategy, content operations, community growth, and developer relations, with a proven track record of driving strategic initiatives that foster engagement, brand visibility, and technical partnerships across major tech ecosystems. We believe that Ms. Guo’s extensive experience in computer science and software will benefit the Company’s business and operations and make them a valuable member of the board of directors.

Yi Yang. Ms. Yang was appointed to serve as a director on our board of directors on June 6, 2025. Ms. Yang has served as the Founder and Chief Executive Officer of Custom Cup Factory, Inc. since 2020 and as the Founder and Chief Executive Officer of Pacelor since 2022. From 2017 until 2018, Ms. Yang was founder and operator of Lebonbon, a boutique catering and event service company specializing in desserts, beverages, and party/event execution. From 2010 until 2014, Ms. Yang was a personnel specialist with the United States Navy, where she managed personnel records, advancement testing and military benefits, among other duties. We believe that Ms. Yang’s extensive experience in packaging, wholesale and logistics will benefit the Company’s business and operations and make Ms. Yang a valuable member of the board of directors.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the Securities Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Board Operations

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Directors elected at the annual meetings serve for one-year terms. Officers are elected by, and serve at the discretion of, the board of directors. Our board of directors shall hold meetings on at least a quarterly basis.

Mr. Tan holds the positions of Chief Executive Officer and Chairman of the board of directors of the Company. The board of directors believes that Mr. Tan’s services as both Chief Executive Officer and Chairman of the board of directors is in the best interest of the Company and its stockholders. Mr. Tan possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us in our business and is thus best positioned to develop agendas that ensure that the board of directors’ time and attention are focused on the most critical matters relating to the Company’s business. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees and customers.

The board of directors has not designated a lead director. The independent directors can call and plan their executive sessions collaboratively and, between meetings of the board of directors, communicate with management and one another directly. Under these circumstances, the directors believe designating a lead director to take on responsibility for functions in which they all currently participate might detract from rather than enhance performance of their responsibilities as directors.

The board of directors receives regular reports from the Chief Executive Officer and members of senior management on operational, financial, legal and regulatory issues and risks. The Audit Committee of the board of directors additionally is charged under its charter with oversight of financial risk, including the Company’s internal controls, and it receives regular reports from management, the Company’s internal auditors and the Company’s independent auditors. Whenever a committee of the board of directors receives a report involving risk identification, risk management or risk mitigation, the chairman of the committee reports on that discussion, as appropriate, to the full board of directors during the next board meeting.

The Company’s board of directors held four meetings and acted by written consent on five occasions during the year ended June 30, 2024. During that time, no director attended fewer than 75% of the meetings of the board of directors and board committees of which the director was a member.

Director Independence Determinations

The board of directors has affirmatively determined that all directors except for Chenlong Tan, our Chairman, CEO and President, are independent in accordance with the Nasdaq listing standards. In considering director independence, the Nominating and Governance Committee reviewed transactions between the Company and the directors, their immediate families and affiliated organizations over the past three fiscal years.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a charter that has been approved by our board of directors, as set forth below. Copies of these charters are available on our website at ir.meetipower.com.

Audit Committee. Our Audit Committee consists of three independent directors. The members of the Audit Committee are Mr. Tchaikovsky, Ms. Guo and Ms. Li. The Audit Committee consists exclusively of directors who are financially literate and Mr. Tchaikovsky serves as chair of the Audit Committee. As a licensed certified public accountant, Mr. Tchaikovsky is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

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The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;
•	engaging, retaining and terminating our independent auditor and determining the terms thereof;
•	assessing the qualifications, performance and independence of the independent auditor;
•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;
•	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;
•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;
•	producing a committee report for inclusion in applicable SEC filings;
•	reviewing the adequacy and effectiveness of internal controls and procedures;
•	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and
•	reviewing transactions with related persons for potential conflict of interest situations.

The Audit Committee held five meetings and took no actions by written consent during the fiscal year ended June 30, 2024.

Compensation Committee. Our Compensation Committee consists of three independent directors. The members of the Compensation Committee are Ms. Li, Mr. Tchaikovsky and Ms. Guo. Ms. Li serves as the chair of the Compensation Committee. The committee has primary responsibility for:

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;
•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;
•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;
•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and
•	reviewing and recommending the level and form of non-employee director compensation and benefits.

The Compensation Committee held no meetings and took no actions by written consent during the fiscal year ended June 30, 2024.

Nominating and Governance Committee. The Nominating and Governance Committee consists of three independent directors. The members of the Nominating and Governance Committee are Ms. Guo, Mr. Tchaikovsky and Ms. Li. Ms. Guo serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;
•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;
•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board of directors;
•	reviewing any stockholder proposals and nominations for directors;
•	advising the board of directors on the appropriate structure and operations of the board of directors and its committees;
•	reviewing and recommending standing board committee assignments;
•	developing and recommending to the board of directors Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;
•	making recommendations to the board of directors as to determinations of director independence; and
•	making recommendations to the board of directors regarding corporate governance based upon developments, trends, and best practices.

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The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

The Nominating and Corporate Governance Committee held no meetings and took no actions by written consent during the fiscal year ended June 30, 2024.

Code of Business Conduct and Ethics

The Company has adopted a formal Code of Business Conduct and Ethics that is applicable to every officer, director, employee and consultant (the “Employees”) of the Company and its affiliates. The Code reaffirms the high standards of business conduct required of all of the Company’s Employees.

Insider Trading Policy

The Company has adopted an insider trading policy to help the Company’s Employees comply with federal and state securities laws, prevent insider trading and govern the terms and conditions at which the Employees can trade in the Company’s securities.

Incentive-Based Compensation Recovery (Clawback) Policy

The Company maintains an incentive-based compensation recovery (clawback) policy to enable the Company to recover erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement.

Limitation of Directors Liability and Indemnification

The Nevada Revised Statutes (“NRS”) authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.

iPower maintains stand-alone director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. In addition, Nevada law and our bylaws provide that we will indemnify our directors and officers who, by reason of the fact that he or she is an officer or director, is involved in a legal proceeding of any nature.

There is no pending litigation or proceeding against any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Indemnification Agreements

To date, we have no specific indemnification agreements with our directors or executive officers. However, our officers and directors are entitled to indemnification through our bylaws and to the extent allowed pursuant to the Nevada Revised Statutes, federal securities law and our directors and officers liability insurance.

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Director Compensation

We reimburse all members of our board of directors for their direct out of pocket expenses incurred in attending meetings of our board of directors. This table summarizes the compensation paid to each of our independent directors who served in such capacity during the fiscal year ended June 30, 2024.

Name	Fees Earned or Paid in Cash ($USD)	Stock Based Awards ($USD)	Others ($USD)	Total ($USD)
Bennet Tchaikovsky	$30,000	$30,000	$–	$60,000
Kevin Liles(1)	$25,000	$30,000	$–	$55,000
Hanxi Li	$25,000	$30,000	$–	$55,000

 _______________________

(1)	Mr. Liles resigned as a director on May 8, 2025 at which time the Board appointed Yue Guo to serve as independent director.

For fiscal year 2024, all of our independent directors each receive (i) $25,000 annual cash compensation, payable in equal quarterly installments, and (ii) $30,000 in restricted stock units (“RSUs”), which were issued pursuant to our 2020 Amended Equity Incentive Plan. Yue Guo, our independent director appointed as of May 2025, receives $10,000 annual cash compensation, payable in equal quarterly installments, and (ii) $10,000 in restricted stock units (“RSUs”). The RSUs vest monthly in 12 substantially equal installments. In addition, the chairman of our audit committee is entitled to receive an additional $5,000 annual retainer for his additional responsibilities, which retainer will be payable in equal quarterly installments. Directors will also be reimbursed for reasonable expenses incurred in connection with the performance of their duties. No additional compensation has been awarded to any directors who were not executive officers for the fiscal years ended June 30, 2024 and 2023.

Communications with the Board of Directors

The board of directors has established a process for stockholders to send communications to the board of directors. Stockholders and other stakeholders may communicate with the board of directors as a group or individually by writing to: iPower Inc., 8798 9th Street, Rancho Cucamonga, CA 91730, Attention: Corporate Secretary, or email at IPW@elevate-ir.com. The board of directors has instructed the Corporate Secretary to review these communications and promptly forward all communications relevant to the board of directors’ roles and responsibilities.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of May 16, 2025 by:

•	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;
•	each of our executive officers;
•	each of our directors; and
•	all of our directors and current executives as a group.

Beneficial ownership is determined based on the rules and regulations of the SEC. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. Applicable percentage ownership in the following table is based on the total of 31,359,899 shares of common stock outstanding as of May 16, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within sixty (60) days of, the date of this Annual Report. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o iPower Inc., 8798 9th Street, Rancho Cucamonga, CA 91730.

Name of Beneficial Owner	No. of Shares Common Stock Beneficially Owned	Total Percentage of Common Stock Owned
Chenlong Tan (1)	8,073,334	25.7%
Bennet Tchaikovsky (2)	79,409	Less than 0.1%
Hanxi Li (3)	88,749	Less than 0.1%
Yue Guo(4)	–	–
Yi Yang(5)	–	–
All Officers and Directors (5 Persons)	8,241,492	26.3%

Beneficial Owners of more than 5%
Allan Huang (6)	7,752,500	24.7%
White Cherry Limited (7)	3,083,700	9.8%

_______________________

(1)	Chenlong Tan is our co-Founder, Chairman, Chief Executive Officer and President, and became our Interim Chief Financial Officer as of May 31, 2025. Mr. Tan’s holding consists of (i) 3,3752,501 shares directly held by Mr. Tan and (ii) 4,000,000 shares held by a trust for the benefit of Mr. Tan and certain of his family members. The aforementioned holdings do not include options to purchase 4,200,000 shares of common stock, of which 3,845,000 shares remain subject to certain vesting conditions.
(2)	Mr. Tchaikovsky is a member of our board of directors. His holdings consist of (i) 73,457 shares of common stock and (ii) 5,952 RSUs which remain subject to vesting.
(3)	Ms. Li is a member of our board of directors.
(4)	Does not include $10,000 worth of RSUs awarded to Ms. Guo upon her appointment as a director, which remain subject to vesting conditions.
(5)	Ms. Yang is a member of our board of directors
(6)	Allan Huang is our co-Founder and a consultant and was previously our Chief Executive Officer, President and a director.
(7)	White Cherry Limited was the former owner of our subsidiary in Hong Kong.

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Certain Relationships and Related Transactions and Director Independence

Unless described below, during the last two fiscal years, there are no transactions or series of similar transactions to which we were a party or will be a party, in which:

•	the amounts involved exceed or will exceed $120,000; and
•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing had, or will have, a direct or indirect material interest.

On April 27, 2021, Mr. Chenlong Tan, our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer and a beneficial owner more than 5% of our common stock, agreed to reimburse us for any judgments, fines and amounts paid or actually incurred by us or an indemnitee in connection with such legal action or in connection with any settlement agreement entered into by us or an indemnitee up to a maximum of $3.5 million in the aggregate, with the sole source of funding of such reimbursement to come from sales of shares then owned by Mr. Tan, against any damages that the Company may owe Boustead Securities, LLC (“Boustead”) or the underwriters, should Boustead be successful in any action against the Company related to the Company’s initial public offering. On June 18, 2024, Mr. Tan, along with co-founder and stockholder Allan Huang, satisfied this obligation by returning a total of 541,667 shares to the Company’s treasury, to reimburse the Company for a $1.3 million settlement with Boustead.

Starting March 1, 2022, the Company subleases 50,000 square feet of its warehouse space to Box Harmony, LLC (“Box Harmony”), which is a 40% owned joint venture of the Company as disclosed in Note 1 and Note 2 to our audited consolidated financial statements for the year ended June 30, 2024. For the year ended June 30, 2023 and 2022, the Company received and recorded sublease fee of $359,373 and $330,000 as other non-operating income, respectively. As of June 30, 2023 and 2022, other receivables due from Box Harmony was $0 and 51,762, respectively. The Company discontinued the sublease to Box Harmony on January 1, 2023.

On February 15, 2022, the Company assumed $92,246 of advance payments from shareholders of Daheshou (Shenzhen) Information Technology Co., Ltd. (“DHS”) as a result of the Company’s acquisition of Anivia Limited (“Anivia”). These advance payments were for capital injections pending capital inspection by the local government in accordance with the PRC rules. As of June 30, 2023, the balance of advance from stockholders was $85,200. As of June 30, 2024, the balance of advance from shareholders was $0.

On July 8, 2023, the Company entered into an agreement with White Cherry Limited (“White Cherry”), a BVI company owned by the former owner of DHS, for an on-demand, unsecured and subordinated loan (“On-demand Loan”). Pursuant to the agreement, White Cherry agreed to loan the Company the amount requested. The On-demand Loan bears interest at the rate of the Secured Overnight Financing Rate, or SOFR, plus 1% per annum. The On-demand Loan is due in 30 days upon receipt of White Cherry’s notice of repayment. On July 16, 2023, the Company borrowed $2,000,000 from White Cherry, repaid $1 million on July 31, 2023 and $1 million on January 31, 2024. For the year ended June 30, 2024, the Company recorded interest of $32,911. As of June 30, 2024, the outstanding balance of the On-demand Loan was $0.

During the period ended June 30, 2024, the Company started selling products through MII Strategy Inc. (“MII”), a company owned by the Company’s CEO, Mr. Chenlong Tan. For the year ended June 30, 2024, the amount sold through MII was $95,376. As of June 30, 2024, the total amount due from MII was $56,406.

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On April 1, 2024, the Company borrowed $350,000 short-term loan (“RP Loan”) from an entity owned by Mr. Allan Huang, one of the majority stockholders of the Company. The RP Loan bears no interest and is due upon receipt of request of repayment. As of June 30, 2024, the outstanding balance of the RP Loan was $350,000.

On June 3, 2025, the Company, Custom Cup Factory, Inc. (“CCF”) and Ms. Yi Yang, our director, entered into the Limited Liability Company Operating Agreement (the “Operating Agreement”) of United Package NV, LLC, a Nevada limited liability corporation (the “Joint Venture”). The Joint Venture will focus on the domestic production of packaging materials to serve the rapidly growing demands of U.S. businesses seeking reliable, sustainable, and cost-effective supply chain solutions without reliance on offshore manufacturing. Pursuant to the terms of the Operating Agreement, the Company owns 2,280 Class A Voting Units (as defined in the Operating Agreement) of the Joint Venture in consideration for the Joint Venture’s use of the Company’s equipment and facility, Ms. Yang owns 1,140 Class A Voting Units of the Joint Venture in consideration for Ms. Yang’s commitment to manage the business of the Joint Venture and CCF owns 1,710 Class A Voting Units of the Joint Venture in consideration for CCF’s contribution of its marketing expertise, existing sales channel and customer list. The Joint Venture will be managed by the Company, CCF and Ms. Yang. Ms. Yang is the Founder and Chief Executive Officer of CCF.

In addition, Ms. Yang’s entity, Pacelor Inc. (“Pacelor”), manages a warehouse for the Company and receives a monthly service fee, which fluctuates from month to month, of approximately $240,000. Ms. Yang is the Founder and Chief Executive Officer of Pacelor.

Policies and Procedures For Related Party Transactions

Our Audit Committee Charter provides that our Audit Committee will be responsible for reviewing and approving in advance any related party transaction. Transactions requiring such pre-approval will include, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

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PROPOSAL NO. 5

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MS. YI YANG

TO THE BOARD OF DIRECTORS.

PLEASE NOTE: If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares in the election of directors, unless you direct the holder how to vote, by marking your proxy card.

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SCAN TO VIEW MATERIALS & VOTE IPOWER, INC. 8798 9TH STREET RANCHO CUCAMONGA, CALIFORNIA 91010 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11 : 59 p . m . Eastern Time the day before the cut - off date or meeting date . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form . During The Meeting - Go to www.virtualshareholdermeeting.com/IPW2024 You may attend the meeting via the Internet and vote during the meeting . Have the informationthatis printedinthe boxmarkedby the arrow availableandfollowthe instructions . VOTE BY PHONE - 1 - 800 - 690 - 6903 Use any touch - tone telephone to transmit your voting instructions up until 11 : 59 p . m . Eastern Time the day before the cut - off date or meeting date . Have your proxy card in hand when you call and then follow the instructions . VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage - paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 . TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V46344 - P10780 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any individual IPOWER, INC. The Board of Directors recommends you vote FOR the following: 1. To elect the nominees listed in the Proxy Statement to the Company’s Board of Directors. Nominees: nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Except All All ! ! ! 1) Chenlong Tan 2) Bennet Tchaikovsky 4) Yue Guo 5) Hanxi Li The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the selection of UHY LLP (” UHY “) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2025. 3. To conduct an advisory vote approvingexecutivecompensation. ! ! ! ! ! ! ! ! ! 4. Toapproveanamendment to the Company’s Sixth Amendedand Restated Articles of Incorporation to effect, at thediscretion of our Board of Directors, a reverse stock split of our common stock at a stock split ratio between 1 - for - 2 and 1 - for - 25, with the ultimate ratio to be determined by the Board of Directors in its sole discretion and which may be implemented on one or more occasions upon the determination of the Board of Directors. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Note: Please sign exactly as your name or names appear(s) in the Company’s stock transfer books. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. #61559; 4921 - 0454 - 2788 \ 1

4921 - 0454 - 2788 \ 1 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10 - K are available at www.proxyvote.com. 4921 - 0454 - 2788 \ 1 V46345 - P10780 iPower, Inc. 8798 9th Street, Cancho Cucamonga, California 91730 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held at 10:00 a.m. ET June 23, 2025 (Record Date May 16, 2025) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Chenlong Tan as proxy of the undersigned, with full power to appoint his substitute, and hereby authorizes him to represent and to vote all the shares of stock of iPower, Inc . which the undersigned is entitled to vote, as specified on the reverse, at the Annual Meeting of Shareholders of iPower, Inc . on June 23 , 2025 at 10 : 00 a . m . ET via live webcast at www . virtualshareholdermeeting . com/IPW 2025 and at any adjournment or postponement thereof . THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OFTHEBOARDOFDIRECTORSFOREACHOFTHE PROPOSALS . This proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14 a - 4 (c) promulgated under the Securities Exchange Act of 1934 , as amended . THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ” FOR ” PROPOSALS 1 , 2 , 3 AND 4 ON THE REVERSE SIDE .

4921 - 0454 - 2788 \ 1 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.